Exhibit 4.38
CONSENT TO NEW DEBT AND AMENDMENT TO CONVERTIBLE NOTE
This CONSENT TO NEW DEBT AND AMENDMENT TO CONVERTIBLE NOTE is being entered into as of May 5, 2022 (this “Consent and Amendment”), by and between Li-Cycle Holdings Corp., a company existing under the laws of the Province of Ontario (the “Company”), and Wood River Capital, LLC, a Delaware limited liability company (the “Holder”).
WHEREAS, on September 29, 2021, the Company issued a Convertible Note, dated as of September 29, 2021, to Spring Creek Capital, LLC, a Delaware limited liability company (the “Original Holder”) (such note, and any payment-in-kind notes issued thereunder referred to collectively as the “Original Note”);
WHEREAS, on May 1, 2022, the Original Holder transferred its rights and obligations under the Original Note to the Holder pursuant to that certain Joinder Agreement, dated as of May 1, 2022, by and among the Company, the Original Holder and the Holder;
WHEREAS, on the date hereof, the Company and Glencore Ltd. are entering into that certain Note Purchase Agreement (the “Glencore Note Purchase Agreement”) providing for the issuance by the Company of a convertible note to Glencore in the amount of $200,000,000, pursuant to the terms of the Glencore Note Purchase Agreement and on the terms set forth in the form of note attached as exhibit A thereto (the “Glencore Note”);
WHEREAS, pursuant to Section 9 of the Original Note, the Holder desires to consent to the entry into the Glencore Note Purchase Agreement by the Company and the consummation of the transactions contemplated thereby; and
WHEREAS, in connection with the entry into the Glencore Note Purchase Agreement by the Company, the Company and the Holder wish to amend Section 9 of the Original Note to mirror the analogous terms in the Glencore Note.
NOW, THEREFORE, in consideration of the rights and obligations contained herein, and for other good and valuable consideration, the receipt and sufficiency of which are hereby acknowledged, the parties hereto agree as follows:
Section 1.     Pursuant to Section 9 of the Original Note, the Holder hereby consents to the incurrence by the Company of additional indebtedness in the form of the entry into the Glencore Note Purchase Agreement by the Company and the consummation of all transactions contemplated thereby (including the issuance of the Glencore Note).
Section 2.     Section 9 of the Original Note is hereby deleted in its entirety and replaced with the following:
“ 9. HOLDER CONSENT RIGHT OVER DEBT INCURRENCE. The Company agrees that it shall not incur additional Indebtedness without the consent of the Holder, which consent shall not be unreasonably withheld, conditioned or delayed, other than:
(a)Indebtedness incurred during any rolling 12-month period that does not exceed $75,000,000 individually or in the aggregate;
(b)Indebtedness incurred in the ordinary course of business, including trade payables and intercompany debt;

(c)Indebtedness incurred in connection with any agreement entered into with the DOE Loans Program Office; or
(d)Indebtedness incurred in connection with any agreement entered into with the Export Development Canada Project Finance and Sustainable Development Technology Canada.”
Section 3.     Section 27 of the Original Note is hereby amended by inserting the following new definition in the appropriate alphabetical order:

“(o) “Indebtedness” shall mean (i) any indebtedness for borrowed money, including accrued interest, (ii) any obligations evidenced by bonds, debentures, notes or other similar instruments, including accrued interest, (iii) obligations, contingent or otherwise, under acceptance, letters of credit or similar facilities, (iv) swaps, options, derivatives and other hedging arrangements or arrangements that will be payable upon termination thereof, and (v) any guaranty of any of the foregoing. For the avoidance of doubt, Indebtedness shall not include any obligations as lessee under capitalized leases incurred in the ordinary course of business.”
Section 4.    This Consent and Amendment amends the Original Note and shall be effective upon its execution and delivery by the parties hereto.
Section 5.    Except as expressly amended by this Consent and Amendment, the Original Note shall continue in full force and effect and is hereby ratified and confirmed and this Consent and Amendment will not constitute any other modification, amendment or waiver to the Original Note.
Section 6.    On and after the date hereof, each reference in the Original Note to “this Note,” “hereunder,” “hereof,” “herein” or words of like import referring to the Original Note, and each reference in any other document relating to the “Note,” “thereunder,” “thereof,” or words of like import referring to the Original Note, means and references the Original Note as amended hereby.
Section 7.    Each party hereby represents to the other parties hereto that this Consent and Amendment has been duly authorized, executed and delivered by such party and constitutes a valid and binding obligation of such party enforceable against such party in accordance with its terms.
Section 8.    The terms of Section 23 of the Original Note are hereby incorporated into this Consent and Amendment as if fully set forth herein.
Section 9.    This Consent and Amendment may be executed and delivered in one or more counterparts including by email or other electronic transmission, each of which shall be deemed an original and all of which shall be considered one and the same agreement. The words “execution,” “signed,” “signature,” “delivery,” and words of like import in or relating to this Consent and Amendment or any document to be signed in connection with this Consent and Amendment shall be deemed to include electronic signatures, deliveries or the keeping of records in electronic form, each of which shall be of the same legal effect, validity or enforceability as a manually executed signature, physical delivery thereof or the use of a paper-based recordkeeping system, as the case may be, and the parties hereto consent to conduct the transactions contemplated hereunder by electronic means.

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IN WITNESS WHEREOF, the parties have caused this Consent and Amendment to be executed as of the date first set forth above by their respective officers thereunto duly authorized.

LI-CYCLE HOLDINGS CORP.

By: /s/ Ajay Kochhar__________
Name: Ajay Kochhar
Title: Chief Executive Officer

WOOD RIVER CAPITAL, LLC

By: /s/ Eric K. Butcher _________
Name: Eric K. Butcher
Title: President